Exhibit 99.1

News Release

For Immediate Release

Nathan’s Announces Pricing of $135.0 million
Senior Secured Notes

JERICHO, N.Y. – February 27, 2015 –Nathan’s Famous, Inc. (NASDAQ: NATH) (“Nathan’s”) announced today that it has priced an offering of $135.0 million aggregate principal amount of its 10.000% Senior Secured Notes due 2020 (the “Notes”).  The offering was increased from a previously announced size of $125.0 million in aggregate principal amount of Notes. The Notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

Nathan’s expects the offering to close on March 10, 2015, subject to customary closing conditions.

Nathan’s intends to use the net proceeds of the Notes offering to pay a special dividend of up to approximately $116.0 million to Nathan’s stockholders of record and the remaining net proceeds for general corporate purposes, including working capital. If the Notes offering is consummated, the Nathan’s board of directors will set the record date and the payment date of the dividend following closing.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

About Nathan’s Famous, Inc.

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and ten foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 480 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013. For additional information about Nathan’s please visit our website at www.nathansfamous.com.  The contents of our website have not been incorporated into and do not form a part of this press release.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management.  The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, statements regarding Nathan’s ability to complete the offer of the Notes and other risks and factors identified from time to time in Nathan’s filings with the SEC.  You are cautioned not to place undue reliance on any forward-looking statements contained in this press release.  Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact information:
Investors: Ronald DeVos, Chief Financial Officer, (516) 338-8500

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